Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of August 18, 2015 and is entered into by and among JAGUAR ANIMAL HEALTH, INC., a Delaware corporation, and each of its Qualified Subsidiaries (hereinafter collectively referred to as “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively referred to as “Lender”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as administrative agent (in such capacity, “Agent”) and as a Lender.

RECITALS

A.                                    Lender has agreed to make available to Borrower a loan in an aggregate principal amount of up to $8,000,000 (the “Term Loan,” and such amount the “Maximum Term Loan Amount”).

B.                                    Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1                   Definitions. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Additional Advance” has the meaning given to it in Section 2.1(a).

“Advance(s)” means the Term Loan funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of another Person, or (c) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means March 1, 2016; provided, however, if the Interest Only Extension Condition is satisfied, then the Amortization Date shall mean September 1, 2016.

“Amortization Payment” has the meaning given to it in Section 2.1(d).

“Assignee” has the meaning given to it in Section 11.13.

“Base Minimum Cash Balance Amount” means $4,500,000, provided that, the Base Minimum Cash Balance Amount shall mean an amount equal to $3,000,000 upon Borrower’s achievement of at least three of the following conditions (to the Agent’s reasonable satisfaction): (i) Borrower initiates a pivotal trial for Canalevia for the indication of general watery diarrhea in dogs, (ii) Borrower receives positive safety data for crofelemer in horses in support of the acute colitis indication, (iii) Borrower receives positive pilot or proof-of-concept data for crofelemor for the indication of diarrhea and ulcers in horses, and (iv) Borrower receives positive safety and efficacy data for Neonorm for use in horse foals.

“Borrower” has the meaning given to it in the preamble to this Agreement.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means cash, cash equivalents and liquid funds.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary (other than an Immaterial Subsidiary), or a sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary (other than an

Immaterial Subsidiary), in each case, in which the holders of Borrower’s or such Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions (together with any other Borrower) do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or such Subsidiary is the surviving entity; provided that no such change resulting from an Equity Event will be considered a Change of Control.

“Claims” has the meaning given to it in Section 11.10(a).

“Closing Date” means the date of this Agreement.

“CVM” has the meaning given to it in the definition of Performance Milestone.

“Collateral” means the property described in Section 3.

“Commitment Fee” means $35,000, which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting to Borrower any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held by Borrower pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Foreign Subsidiary” means a Foreign Subsidiary whose execution of a Joinder Agreement would not result in an adverse tax consequence to Borrower (at the time of executing such Joinder Agreement or in the foreseeable future), as determined by Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Equity Event” means any sale or issuance of Borrower equity securities or Subordinated Indebtedness for financing purposes (whether in a private placement, broadly-marketed offering, other registered offering, or otherwise) consummated by Borrower after the Closing Date.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Deposit Accounts” has the meaning given to it in Section 7.12.

“Excluded Taxes” means taxes imposed or measured by net income (however denominated) of Agent or Lender.

“FSHCO” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of equity interests of one or more direct or indirect Foreign Subsidiaries other than Eligible Foreign Subsidiaries (or of the equity interests and debt of such Foreign Subsidiaries other than Eligible Foreign Subsidiaries).

“Facility Charge” means an amount equal to 1.00% of the Maximum Term Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of Borrower for so long as it has assets with a fair market value of less than $100,000 and revenues less than $100,000 on an annual basis.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within 90 days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) guarantees of obligations of the type referred to in clauses (a) through (c) of this definition.

“Indemnified Person” has the meaning given to it in Section 6.3.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Security Agreement” has the meaning given to it in Section 7.3(a).

“Interest Only Extension Condition” shall mean satisfaction of each of the following events: (a) no default or Event of Default under any Loan Document shall have occurred and be continuing; (b) Borrower has requested, and Lender has funded, all of the Additional Advance on or before February 29, 2016, and all conditions relating to the Additional Advance have been satisfied on or prior to such date; and (c) Borrower has received at least $10,000,000 of either, or a combination of, (x) unrestricted net cash proceeds upon completion by Borrower of an Equity Event, (y) upfront cash payments to Borrower resulting from third-party license fees, or (z) Qualifying Services; provided that, for the avoidance of doubt, Borrower’s failure to achieve the foregoing conditions shall only affect the Amortization Date applicable to this Agreement, and it shall not affect Borrower’s rights with respect to the Additional Advance so long as Borrower satisfies the conditions applicable to the Additional Advance, including, without limitation, achievement of the Performance Milestone conditions on or before the dates set forth in, and otherwise in accordance with, the definition of Performance Milestone and Sections 2.1(a) and 4.2.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means, for each Qualified Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Key Intellectual Property” means any material Intellectual Property necessary in the Company’s business as presently conducted, or anticipated to be conducted, which includes any such Intellectual Property necessary to the following products and product candidates: Canalevia, Neonorm, Virend, formulations of NP-500, and other species formulations of crofelemer and Neonorm.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Liabilities” has the meaning given to it in Section 6.3.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests to Borrower.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Intellectual Property Security Agreement, the Joinder Agreements, all UCC Financing Statements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Rate” has the meaning given to it in Section 2.2.

“Maximum Term Loan Amount” has the meaning given to it in the Recitals.

“Minimum Cash Balance Amount” means an amount equal to the Base Minimum Cash Balance Amount minus the aggregate amount of Amortization Payments made by Borrower during all periods that Borrower is required to comply with Section 7.15.

“NADA” has the meaning given to it in the definition of Performance Milestone.

“NADA Approval” has the meaning given to it in the definition of Performance Milestone.

“Napo License Agreement” means the Amended and Restated License Agreement, dated August 6, 2014, by and between Borrower and Napo Pharmaceuticals, Inc., as amended, restated, supplemented or modified from time to time.

“Note(s)” means a secured term promissory note or secured term promissory notes to evidence the Loan under this Agreement, in substantially the form attached hereto as Exhibit B.

“Patent License” means any written agreement granting any right to Borrower with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, held by Borrower in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto held by Borrower, in the United States or any other country.

“Performance Milestone” means Borrower’s achievement of the following: (a) Borrower has received review by the U.S. Food and Drug Administration Center for Veterinary Medicine (the “CVM”) of the major technical sections of the New Animal Drug Application (“NADA”), and Borrower has filed an administrative NADA (the “Administrative NADA”) for conditional approval (the “NADA Approval”) for Canalevia for the designated indication of chemotherapy induced diarrhea in dogs; and (b) Borrower has received at least $3,000,000 on or before May 30, 2016 of either, or a combination of, (i) upfront cash payments to Borrower resulting from third-party license fees or (ii) Qualifying Services.

“Permitted Acquisition” means an acquisition by Borrower, including any Qualified Subsidiary, of or from any Person, whether pursuant to an acquisition of equity securities in such Person or otherwise, all or substantially all of the assets of such Person, or of a distinct division, line of business, or other business unit of such Person or otherwise (such Person or division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case, so long as:

(a)                                 Borrower shall have (i) notified the Agent of such proposed acquisition at least 15 days prior to the consummation thereof, (ii) furnished to the Agent at least seven days prior to the consummation thereof an executed term sheet and/or letter of intent, and (iii) at the request of the Agent, furnish the Agent with such other information and documents that the Agent may reasonably request, including, without limitation, drafts of the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated, any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith (with executed counterparts of such documents to be furnished promptly when available);

(b)                                 such acquisition has been approved by (i) the board of directors or other applicable governing body of the Target, and (ii) as applicable a requisite number of the Target’s equity holders;

(c)                                  the Target shall be (i) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (ii) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower on the date hereof;

(d)                                 such acquisition is reasonably expected to be accretive to the business of Borrower;

(e)                                  such acquisition and all transactions related thereto shall be consummated in accordance with all laws in all material respects;

(f)                                   immediately before and immediately after giving effect to any such acquisition, no Event of Default shall have occurred and be continuing;

(g)                                  no Liens shall remain on the Target’s property following Borrower’s acquisition of the Target, except for Liens that would constitute Permitted Liens;

(h)                                 Agent shall have, subject to Permitted Liens, a perfected first priority security interest on all of Target’s property (within 90 days with respect to property that is not perfected by the filing of a UCC-1 Financing Statement) following Borrower’s acquisition of Target;

(i)                                     Target shall not have any Indebtedness or Investments following Borrower’s acquisition of Target other than Permitted Indebtedness and Permitted Investments;

(j)                                    if Target would be a Qualified Subsidiary following Borrower’s acquisition of Target, Target shall execute and deliver a Joinder Agreement in connection with the Closing of Borrower’s acquisition of Target;

(k)                                 the aggregate amount of the cash consideration paid by the Borrower (including, all earn-outs, seller debt and other deferred or contingent consideration) in connection with any such acquisition shall not exceed $3,000,000 in the aggregate; and

(l)                                     prior to or simultaneously with the consummation of any such acquisition, the Borrower delivers to Agent a certificate certifying that such acquisition complies with, and as of the date on which such acquisition is consummated, will comply with, the requirements of this Agreement.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $300,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided that such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed $300,000 at any time outstanding; (viii) Indebtedness consisting of financing of insurance premiums incurred in the ordinary course of business; (ix) other Indebtedness in an amount not to exceed $250,000 at any time outstanding; (x) Indebtedness of a Target acquired in a Permitted Acquisition not to exceed $200,000 at any time outstanding; and (xi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) loans and advances to employees, officers and directors for relocation and housing expenses not to exceed $200,000 at any time outstanding; (x) Investments in a Qualified Subsidiary, including any newly formed Domestic Subsidiary, so long as each Qualified Subsidiary has entered into a Joinder Agreement or has otherwise become party to this Agreement; (xi) Investments in Foreign Subsidiaries approved in advance in writing by Agent; (xii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology (provided that such licenses may be exclusive in respects other than territory and may be exclusive as to territory only as to discreet geographical areas outside the United States), the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $300,000 in the aggregate in any fiscal year; (xiii) Permitted Acquisitions; (xiv) Investments of a Target acquired in a Permitted Acquisition not to exceed $200,000; and (xv) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;  (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that do not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business; (iii) exclusive licenses and similar arrangements for the use of Intellectual Property with the consent of Agent, such consent not to be unreasonably withheld, conditioned or delayed; (iv) terminations of leases, licenses or other contractual rights so long as they do not pertain to Key Intellectual Property; (v) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business; (vi) abandonment of Intellectual Property that is not Key Intellectual Property in the exercise of Borrower’s reasonable business judgment; (vii) sales of non-core assets of a Target acquired in a Permitted Acquisition so long as such assets do not pertain to Key Intellectual Property; and (viii) other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year so long as such assets do not pertain to Key Intellectual Property.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Prepayment Charge” has the meaning given to it in Section 2.4.

“Prime Rate” means the “prime rate” as reported in The Wall Street Journal, and if not reported, then the prime rate most recently reported in The Wall Street Journal.

“Publicity Materials” has the meaning given to it in Section 11.18.

“Qualified Account” has the meaning given to it in Section 7.15(a).

“Qualified Subsidiary” means any direct or indirect Domestic Subsidiary (other than a FSHCO) or Eligible Foreign Subsidiary.

“Qualifying Services” means in-kind services provided by one or more third parties to Borrower, (x) which in-kind services directly reduce the forecasted operating expenses of the Borrower as set forth in the budget provided to Agent on the Closing Date, and (y) the value of such in-kind services, for purposes of this Agreement, shall be measured as the dollar-for-dollar reduction in the operating expense to which such in-kind service relates, as determined by Agent in its reasonable discretion.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means, at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loan then outstanding.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations on general terms and conditions reasonably satisfactory to Agent, including applicable payment and Lien subordination terms.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make an Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan” has the meaning given to it in the Recitals.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 9.90% plus the Prime Rate minus 4.25%, and (ii) 9.90%.

“Term Loan Maturity Date” means August 1, 2018, but if the Amortization Date is extended to September 1, 2016, then February 1, 2019.

“Trademark License” means any written agreement granting to Borrower any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith held by Borrower, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

1.2. Rules of Construction. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied in accordance with Borrower’s accounting policies as disclosed in its reports filed under the 1934 Act. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.                         THE LOAN

2.1                   Term Loan.

(a)                                 Advances. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make, in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, an initial Advance of $6,000,000 on the Closing Date. Upon achievement of the Performance Milestone, and during the period commencing on the date Borrower achieves the Performance Milestone and ending on July 31, 2016, Borrower may request an additional Advance in an amount equal to, but not less than, $2,000,000 (the “Additional Advance”); provided that, for the avoidance of doubt, the Additional Advance may not be requested, and Lender shall not fund the Additional Advance, after July 31, 2016. The aggregate outstanding Advances shall not exceed the Maximum Term Loan Amount.  Proceeds of any Advance (other than such portion of the Advances paid, or payable, by Borrower, directly or indirectly, to Lender’s counsel on the Closing Date or in connection with an Additional Advance) shall be deposited into an account that is subject to a first priority perfected security interest in favor of Agent perfected by an Account Control Agreement.

(b)                                 Advance Request. To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request to Agent at least three Business Days before the Advance Date (other than the Advance funded on the Closing Date, which shall be received on or before the Closing Date). Lender shall fund an Advance in the manner requested by the applicable Advance Request; provided that Lender’s obligation to fund any Advance is subject to Borrower’s satisfaction of all applicable conditions precedent to such Advance as of the applicable Advance Date.

(c)                                  Interest. The principal balance of each Advance shall bear interest thereon from the applicable Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)                                 Payment. Borrower will pay interest on each Advance on the first Business Day of each month, beginning the month after the applicable Advance Date; provided that Borrower’s first payment of interest with respect to the initial Advance shall be made on September 1, 2015.  Commencing on the Amortization Date, and continuing on the first Business Day of each month thereafter, until the Secured Obligations are repaid, Borrower shall repay the aggregate principal balance of the Advances that are outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest, “mortgage style” (each such payment, an “Amortization Payment”). The entire Term Loan principal balance and all accrued but unpaid interest hereunder shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under the Advance and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or Lender in connection with, and subject to, Section 11.11, so long as Borrower has received prior written notice thereof.

2.2                   Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3                   Default Interest. In the event any payment is not paid on the scheduled payment date, other than due to a failure of any ACH debit, an amount equal to 4% of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus 4% per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or this Section 2.3, as applicable.

2.4                   Prepayment. At its option upon at least five Business Days prior notice to Agent, Borrower may prepay all, but not less than all of the outstanding Advances by paying the entire principal balance and all accrued and unpaid interest thereon, together with a prepayment charge in an amount equal to the following (each, a “Prepayment Charge”):

(a)                                 if such Advance amounts are prepaid during any of the first 12 months following the Closing Date, (A) during such time as Borrower is required to maintain the Minimum Cash Balance Amount in the Qualified Account, an amount equal to the sum of (x) 2.00% of the then-applicable Minimum Cash Balance Amount plus (y) 3.00% of the difference between the Advance amounts being prepaid and the then-applicable Minimum Cash Balance Amount, and (B) after such time as Borrower is no longer required to maintain the Minimum Cash Balance Amount in the Qualified Account, an amount equal to 3.00% of the Advance amounts being prepaid; and

(b)                                 if the Advance amounts are prepaid during any period after 12 months following the Closing Date and prior to the Term Loan Maturity Date, an amount equal to 1.00% of the Advance amounts being prepaid.

Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Upon the occurrence of a Change in Control, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid fees and expenses accrued to the date of repayment, together with the applicable Prepayment Charge. For the avoidance of doubt, Borrower may not borrow, and Lender shall not lend, any Advance amounts that are prepaid under this Section 2.4.  Notwithstanding anything to the contrary set forth herein, Lender shall not be entitled to any Prepayment Charge in the event the Advances are repaid to Lender in connection with the concurrent extension of new loans by Lender and/or its Affiliates to Borrower.

2.5                   [Reserved].

2.6                   End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender an amount equal to $560,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7                               Notes. If requested by Lender in a written notice to Borrower, Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8                   Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan shall be made pro rata according to the Term Commitments of the relevant Lender.

SECTION 3.                         SECURITY INTEREST

3.1                               As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including, without limitation, Intellectual Property); (e) Inventory; (f) Investment Property (but excluding 35% of the capital stock of any Foreign Subsidiary that constitutes a Permitted Investment); (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing

3.2                               Notwithstanding the foregoing, the Collateral does not include: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary (other than an Eligible Foreign Subsidiary), which shares entitle the holder thereof to vote for directors or any other matter; (b) any lease, license, contract or agreement to which the Borrower is a party, and any of its rights or interest thereunder, if and for so long as the valid grant of a Lien therein to Agent is prohibited as a matter of law or under the terms of such lease, license, contract or other agreement (including where the violation of any such prohibition would result in the termination of the applicable lease, license, contract or other agreement), and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract or other agreement, has not been or is not otherwise obtained; provided, that the exclusions set forth in this subsection (b) shall in no way be construed (A) to apply if any described prohibition is unenforceable under applicable laws (including, without limitation, Sections 9-406, 9-407 or 9-408 of the UCC), (B) to apply after the cessation of any such prohibition, and upon the cessation of such prohibition, such property shall automatically become part of the Collateral, (C) so as to limit, impair or otherwise affect Agent’s Lien upon Borrower’s rights or interests in or to monies due or to become due under any described lease, license, contract or other agreement (including any Accounts), or (D) to limit, impair or otherwise affect Agent’s Lien upon any of Borrower’s rights or interest in and to any proceeds from the sale, license, lease or other disposition of any such lease, license, contract or other agreement; (c) the Napo License Agreement or Borrower’s rights in the tangible and intangible personal property that is the subject of the Napo License Agreement; (d) any property, lease, license, General Intangible, contract or agreement subject to Permitted Liens securing purchase money Indebtedness to the extent that a grant or perfection of a Lien in favor of the Agent on any such property is prohibited by or results in a breach or termination of, or constitutes a default under, the documentation governing such Liens or the obligations secured by such Liens, to the extent enforceable under applicable law (including, without limitation, Section 9406 of the UCC); or (e) any Excluded Deposit Account.

SECTION 4.                         CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the conditions set forth in Section 4.1, Section 4.2, Section 4.3. and Section 4.4.

4.1                   Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)                                 executed signature pages to the Loan Documents, Account Control Agreements and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)                                 certified copy of resolutions of Borrower’s board of directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(c)                                  certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)                                 a certificate of good standing for Borrower from the Secretary of State of the State of Delaware and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)                                  payment of the Facility Charge, payment of the Commitment Fee (which has been paid by Borrower to Lender on or before the date hereof) and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement as of the Closing Date, which amounts may be deducted from the initial Advance; and

(f)                                   such other documents as Agent may reasonably request.

The funding of the initial Advance shall evidence satisfaction of the conditions set forth in this Section 4.1.

4.2                   Additional Advance. In addition to all other conditions set forth in this Agreement, Lender’s obligation to make the Additional Advance is subject to Borrower’s achievement of the Performance Milestone by May 30, 2016. For the avoidance of doubt, if Borrower fails to achieve the Performance Milestone by the date set forth in this Section 4.2, Lender shall have no obligation with respect to the Additional Advance.

4.3                   All Advances. On each applicable Advance Date:

(a)                                 Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) solely with respect to the Additional Advance, documentation reasonably requested by Agent to evidence (x) satisfaction of the Performance Milestone and (y) Borrower’s satisfaction of the other conditions to Lender’s obligation to make an Additional Advance pursuant to Section 4.

(b)                                 The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                                  Borrower shall be in compliance with all the terms and provisions set forth herein and each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)                                 Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.3 and as to the matters set forth in the Advance Request.

4.4                   No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.                         REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1                   Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2                   Collateral. Borrower owns the Collateral free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3                   Consents. Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4                   Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5                   Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, except as would not reasonably be expected to have a Material Adverse Effect.

5.6                   Laws; Other Defaults. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  As of the Closing Date, Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7                   Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors; provided, however, that no assurances are made that such projections will be realized and that actual results may materially differ.

5.8                   Tax Matters.  Borrower has: (a) filed all federal and material state and material local tax returns that it is required to file, (b) duly paid or fully reserved for all such taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) has paid or fully reserved for any such tax assessment received by Borrower for the three years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9                   Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list as of the Closing Date of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10            Intellectual Property.  Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.

5.11            Borrower Products. No material Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may materially and adversely affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products that is material to the operation of Borrower’s business.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any material licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim.  Neither Borrower’s use of its material Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12            Financial Accounts. Exhibit E, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary (other than an Immaterial Subsidiary) maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary (other than an Immaterial Subsidiary) maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13            Employee Loans.  Except as permitted by Section 7.7, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.14            Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6.                         INSURANCE; INDEMNIFICATION

6.1                   Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations (other than contingent and indemnification obligations) outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2                   Certificates.  Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of 30 days advance written notice (or 10 days in the case of non-payment of premiums) to Agent of cancellation or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3                   Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 7.  COVENANTS OF BORROWER

Borrower agrees as follows:

7.1                   Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)                                 within 30 days after the end of each month, an unaudited interim and year-to-date balance sheet and a statement of income as of the end of such month (prepared on a consolidated and consolidating basis, if applicable) accompanied by a report detailing any material contingencies (including the commencement of any material litigation against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect;

(b)                                 within 45 days after the end of each of the first three calendar quarters during each fiscal year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of stock options;

(c)                                  within 90 days after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated basis, including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d)                                 within 30 days after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)                                  within 15 days after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)                                   promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to all of its stockholders and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)                                  (i) within 15 days after the end of each quarter, copies of all written notices, minutes, consents and other materials that, during the applicable quarter, Borrower provided to its directors in connection with meetings of the Board of Directors, and (ii) in the ordinary course after each board meeting (but in any event within 60 days), minutes of such meeting; provided that, in all cases Borrower may exclude (A) confidential compensation information, (B) any information with respect to which Borrower has determined in good faith such exclusion or redaction is reasonably necessary to preserve attorney-client privilege with respect to any matter, (C) any information if there exists, with respect to the deliberations of the Borrower’s Board of Directors, an actual or potential conflict of interest between Borrower and the Agent or Lender, as determined by Borrower in good faith, (D) Borrower reasonably determines that the delivery of such materials to the Agent or Lender would be materially injurious to the Borrower, or (E) such information to the extent the Secured Obligations, any Loan Document, the Agent or the Lender is the subject of such information;

(h)                                 financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 60 days after the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent; and

(i)                                     in connection with the information provided pursuant to, and in accordance with, the time periods prescribed in Section 7.1(b), reasonable details regarding any After Acquired Intellectual Property (as defined in the Intellectual Property Security Agreement) in which Borrower obtains an ownership interest during the applicable quarter for which information is provided pursuant to Section 7.1(b).

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. Borrower hereby represents and confirms that Borrower’s fiscal year ends on December 31.

Notwithstanding anything to the contrary in this Section 7.1, Borrower shall not be required to deliver any financial statements to the Agent under clause (b) or clause (c) above with respect to any period for which it has timely filed its Form 10-K or Form 10-Q, as the case may be, with the SEC; provided, that such Form 10-K or Form 10-Q, as the case may be, is publicly available on the SEC’s website (or a similar website) within the time periods permitted by this Section 7.1 and Borrower promptly notifies Agent in writing (which may be by electronic mail) of the posting of any such documents. To the extent any documents required to be delivered pursuant to the terms hereof are included in materials otherwise filed with the SEC, Borrower may deliver such documents by e-mailing to Agent a link to the applicable filing posted on the SEC website currently located at http://www.sec.gov.

The executed Compliance Certificate may be sent via facsimile to Agent at (650) 473-9194 or via e-mail to financialstatements@herculestech.com or hbhalla@herculestech.com. All

Financial Statements required to be delivered pursuant to Section 7.1 shall be sent via e-mail to the following addresses: financialstatements@herculestech.com, legal@herculestech.com, hbhalla@herculestech.com, provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Investment Officer.

7.2                   Management Rights. Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3                   Further Assurances.

(a)                                 Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents reasonably requested by Agent to perfect or give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens), including without limitation, and as applicable, a patent security agreement and/or a trademark security agreement, to be filed with the United States Patent and Trademark Office, and a copyright security agreement to be filed with the United States Copyright Office, in each case in form and substance reasonably satisfactory to Agent (each of the foregoing, an “Intellectual Property Security Agreement”). In addition to the foregoing, Borrower shall provide Agent such other documents and take such other actions as Agent shall reasonably request to protect or perfect and maintain a first priority perfected security interest (which will be effective as provided herein) in favor of Agent in the Intellectual Property. If requested by Agent, Borrower shall promptly provide to Agent copies of all applications that it files for patents or for the registration of trademarks, service marks, copyrights or mask works.

(b)                                 Borrower shall from time to time procure any further instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower; provided, however, that the terms of any such documents shall be consistent with the terms set forth in this Agreement as reasonably determined by Agent. Borrower shall in its reasonable business judgment protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens. In addition to the foregoing, within 60 days following the Closing Date, Borrower (a) shall use commercially reasonable efforts to deliver to Agent a duly executed waiver and consent, in such form as agreed to by Agent and Borrower, each acting reasonably, from the lessor (and as applicable, any sub-lessor) of the property leased by Borrower for use as the Borrower’s corporate headquarters, and (b) shall use commercially reasonable efforts to obtain bailee waivers, in such form as agreed to by Agent and Borrower, each acting reasonably, from any Person located in the United States that is in possession of property of Borrower with an aggregate value greater than $500,000 (as reasonably determined by Borrower).

7.4                   Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary (other than an Immaterial Subsidiary) so to do, other than Permitted Indebtedness, or prepay any Indebtedness (other than the Indebtedness set forth on Schedule 1A)  or take any actions which impose on Borrower an obligation to prepay any Indebtedness.

7.5                   Collateral; Negative Pledge. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business, or in which Borrower now or hereafter holds any interest, free and clear from any legal process (except for any legal process not reasonably likely to have a Material Adverse Effect) or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral or such other property and assets, or any Liens thereon; provided, however, that the Collateral and such other property and assets may be subject to Permitted Liens, except that there shall be no Liens whatsoever on the Napo License Agreement, other than Permitted Liens arising by operation of law. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries (other than an Immaterial Subsidiary) at all times to keep such Subsidiary’s property and assets free and clear from any legal process (except for any legal process not reasonably likely to have a Material Adverse Effect) or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on the Napo License Agreement, other than Permitted Liens arising by operation of law), and shall give Agent prompt written notice of any such legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Agent or Lender not to encumber its property.

7.6                   Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7                   Distributions. Borrower shall not, and shall not allow any Subsidiary (other than an Immaterial Subsidiary) to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interests; (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a

Subsidiary may pay dividends or make distributions to Borrower; (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party other than (i) those not in excess of $200,000 in the aggregate and (ii) those which otherwise constitute a Permitted Investment; or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8                   Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary (other than an Immaterial Subsidiary) to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9                   Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries (other than an Immaterial Subsidiary) to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into a Qualified Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries (other than an Immaterial Subsidiary) to acquire, all or substantially all of the capital stock or property of another Person.

7.10            Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) Borrower, (ii) Agent or Lender to the extent arising as a result of the Loan Documents, or the transactions contemplated thereby (other than Excluded Taxes), or (iii) the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11            Corporate Changes. Neither Borrower nor any Subsidiary (other than an Immaterial Subsidiary) shall change its corporate name, legal form or jurisdiction of formation without 20 days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary (other than an Immaterial Subsidiary) shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (w) in connection with a Permitted Acquisition, (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $250,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12            Deposit Accounts. Neither Borrower nor any Subsidiary (other than an Immaterial Subsidiary) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement, and the Qualified Account shall be subject to an Account Control Agreement at all times. The preceding sentence shall not apply to any Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees (each, an “Excluded Deposit Account”, and, collectively, the “Excluded Deposit Accounts”); provided, however, (i) no individual Excluded Deposit Account shall have a balance greater than $25,000 at any given time, (ii) the aggregate balance of all Excluded Deposit Accounts shall not exceed $100,000 at any given time, and (iii) no portion of the Minimum Cash Balance Amount shall be held in an Excluded Deposit Account or any Deposit Account of an Immaterial Subsidiary.

7.13            Subsidiaries. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary that is a Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement.  At such time as a Subsidiary that was an Immaterial Subsidiary no longer qualifies as an Immaterial Subsidiary, in the event such Subsidiary is a Qualified Subsidiary, Borrower shall cause such Subsidiary to execute and deliver a Joinder Agreement.  At no time may (a) the aggregate assets of Borrower’s Immaterial Subsidiaries exceed $100,000 in fair market value, or (b) the aggregate annual revenues of such Subsidiaries exceed $100,000.

7.14            Notification of Event of Default. Borrower shall notify Agent promptly of the occurrence of any Event of Default.

7.15            Financial Covenant. Borrower shall comply with the covenants set forth in this Section 7.15.

(a)                                 Borrower shall maintain a balance of unrestricted cash in a deposit account at Bridge Bank, a division of Western Alliance Bank, or a deposit account with such other bank as approved in writing by Agent (the “Qualified Account”) of not less than the Minimum Cash Balance Amount until the earlier of (i) the date on which Borrower has received review by the CVM of the major technical sections of the NADA and Borrower has filed an Administrative NADA for NADA Approval for Canalevia for the designated indication of chemotherapy induced diarrhea in dogs, and (ii) the date on which Borrower receives at least $10,000,000 of either, or a combination of, (x) unrestricted net cash proceeds upon the completion by Borrower of an Equity Event, (y) upfront cash payments to Borrower resulting from third-party license fees, or (z) Qualifying Services; provided, however, if the covenant set forth in this Section 7.15 has ceased to apply solely due to the satisfaction of the foregoing clause (i) but the CVM has failed to provide the NADA Approval within 60 days following receipt of the Administrative NADA other than as a result of any delay not caused by any action or inaction by Borrower, Borrower shall again be required to maintain the Minimum Cash Balance in a Qualified Account until the earlier of (A) the date the CVM has provided the NADA Approval and (B) the date upon which the condition set forth in the foregoing clause (ii) has been satisfied.

(b)                                 For so long as Borrower is required to maintain the Minimum Cash Balance Amount in the Qualified Account, (i) Borrower shall deliver to Agent the account balance for the Qualified Account on a daily basis and (ii) Borrower shall immediately notify Agent of any violation of the covenants set forth in this Section 7.15(a) and Section 7.12 to the extent such Section 7.12 relates to the Minimum Cash Balance Amount and the Qualified Account.

7.16                        NADA Approval. Borrower will use commercially reasonable efforts to comply with the requests of the CVM relating to the Administrative NADA required for the NADA Approval.

SECTION 8.  RESERVED

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1                   Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three Business Days following Borrower’s knowledge of such failure to pay; or

9.2                   Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.12, 7.14 and 7.15), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than 15 days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.12, 7.14 and 7.15 the occurrence of such default; or

9.3                   Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4                   Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5                   Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) 45 days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) 45 days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6                   Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $250,000 and such judgment has not been paid within 30 days thereof, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7                   Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $100,000 after giving effect to any applicable grace periods thereunder (if any), following Borrower’s receipt of written notice of the applicable default.

SECTION 10.  REMEDIES

10.1            General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2            Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as

Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon 10 calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3            No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4            Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.  MISCELLANEOUS

11.1            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2            Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                                 If to Agent:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention:  Deputy General Counsel

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile:  650-473-9194

Telephone:  650-289-3060

(b)                                 If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention:  Deputy General Counsel

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile:  650-473-9194

Telephone:  650-289-3060

(c)                                  If to Borrower:

JAGUAR ANIMAL HEALTH, INC.

Attention:  Lisa Conte

201 Mission St., Suite 2375

San Francisco CA, 94105  U.S.

Facsimile: (415) 371-8311

Telephone:  (415) 516-2732

with a copy to (which shall not constitute notice):

REED SMITH LLP

Attention: Donald C. Reinke

1510 Page Mill Road, Suite 110

Palo Alto, CA 94304

Facsimile: (650) 352-0699

Telephone: (650) 352-0532

or to such other address as each party may designate for itself by like notice.

11.3                        Entire Agreement; Amendments.

(a)                                 This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter executed by Borrower on July 8, 2015).

(b)                                 Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lender or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, Lender, Agent and all future holders of the Loans.

11.4            No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5            No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6            Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7            Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is (a) a direct competitor of Borrower (as reasonably determined by Agent), or (b) a non-U.S. person, as determined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. In connection with any assignment or transfer of this Agreement, if applicable, Agent shall cause the assignee to deliver to Borrower a duly executed W-9 with respect to such assignee.

11.8            Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9            Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10                 Mutual Waiver of Jury Trial / Judicial Reference.

(a)                                 Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR

RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)                                 If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)                                  In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11     Professional Fees. Borrower promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented attorneys fees, UCC searches, filing costs, and other miscellaneous expenses (provided the payment of such fees and expenses is subject to Borrower’s and Agent’s express agreements relating to the application of the Commitment Fee as set forth in Agent’s proposal letter executed by Borrower on July 8, 2015). In addition, Borrower promises to pay any and all reasonable and documented attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12     Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure (or promptly following the time of disclosure, Borrower notifies Agent and Lender in writing that such information is confidential and proprietary), or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement, the other Loan Documents.

11.13     Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14     Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15     Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16     No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lender and Borrower.

11.17     Agency.

(a)                                 Lender hereby irrevocably appoints Hercules Technology Growth Capital, Inc. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)                                 Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)                                  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)                                 Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(i)                                     be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)                                  have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Lender, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)                               except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

(e)                                  Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Lender or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)                                   Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

(g)                                  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the

Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lender unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18     Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

JAGUAR ANIMAL HEALTH, INC.

	Signature:	/S/LISA A. CONTE

	Print Name:	Lisa A. Conte

	Title:	Chief Executive Officer & President

Accepted in Palo Alto, California:

AGENT:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	Signature:	/S/CHRISTINE FERA

	Print Name:	Christine Fera

	Title:	Director of Contract Originations

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	Signature:	/S/CHRISTINE FERA

	Print Name:	Christine Fera

	Title:	Director of Contract Originations